Exhibit 99.1

SPIRIT REALTY CAPITAL AND COLE CREDIT PROPERTY TRUST II

COMPLETE $7.4 BILLION MERGER,

CREATING SECTOR-LEADING REIT

Combined Portfolio Broadens Tenant Credit Profile, Diversifies and Expands Tenant

Base and Provides Improved Financial Flexibility for Continued Growth

PHOENIX, AZ: (July 17, 2013) – Spirit Realty Capital, Inc. (NYSE: SRC), (Spirit Realty Capital), and Cole Credit Property Trust II, Inc. (CCPT II) announced that the merger of the two companies was completed today. The transaction was previously approved by both companies’ stockholders at meetings held on June 12, 2013.

The combined company is one of the largest publicly traded net-lease real estate investment trusts (REITs) in the United States, owning approximately 1,900 properties in 48 states. As a result of the merger, the company also has significantly enhanced scale and scope, a more diversified portfolio of high-quality real estate assets and enhanced access to capital.

“The successful completion of this transformative merger establishes us as one of the leaders in the dynamic and attractive net-lease sector of the REIT market, which continues to be an area of increasing focus for institutional investors,” said Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital. “By combining with CCPT II, we have made significant progress on the strategic objectives we articulated at the time of our IPO less than one year ago. The new company’s diversified portfolio and flexible balance sheet will enable us to capitalize on a range of future opportunities, including both organic direct portfolio acquisitions and strategic transactions. We remain focused on improving our portfolio diversity and scaling our business in order to continue to deliver a durable and growing dividend to shareholders.”

The combined entity retains the Spirit Realty Capital name and will list its common shares on the New York Stock Exchange (NYSE) under the existing ticker symbol “SRC” beginning July 18, 2013. Spirit Realty Capital stockholders received a fixed exchange ratio of 1.9048 shares of common stock of the combined company for each share of Spirit Realty Capital common stock owned. Based on Spirit Realty Capital’s closing price of $18.55 per share on July 16, 2013, the inverse exchange ratio is valued at $9.74 per CCPT II share and reflects a positive cumulative total return for CCPT II stockholders.

Marc Nemer, Chief Executive Officer of Cole Real Estate Investments, Inc. (Cole), parent company of CCPT II’s sponsor and manager, said: “From the outset, we have been confident that this transaction is in the best interest of stockholders. The successful completion of this merger demonstrates our ability to deliver positive results. Our commitment to a disciplined investment philosophy of acquiring income-producing properties, net-leased long-term to creditworthy tenants, allowed CCPT II to meet its investment objectives, despite a very challenging time in the real estate cycle. Stockholders now have full liquidity with Spirit Realty Capital, a proven net-lease operator.”

The management team of Spirit Realty Capital will lead the combined company, along with a nine-member board of directors, seven of whom are existing board members of Spirit Realty Capital and two of whom were designated by CCPT II. The combined company will continue to employ Spirit Realty Capital’s proven credit analysis and asset management skill set.

Pro-Rated Dividends

As previously announced, Spirit Realty Capital and CCPT II will independently pay a pro-rated cash dividend for the period from and including July 1, 2013 (the first date of the third quarter), through and including the day before the merger, July 16, 2013, to stockholders of record at each of the respective companies as of 5:00 p.m. New York time on July 16, 2013.

The daily dividend of $0.0034 per share per day for Spirit Realty Capital stockholders was calculated based on a quarterly dividend rate of $0.3125 per share. The pro-rated cash dividend for the period in the third quarter leading to the merger equates to $0.0544 per share.

The daily dividend rate for CCPT II stockholders is $0.001712523 per share and equates to $0.02740 per share for the same period.

These pro-rated dividends for the Spirit Realty Capital stockholders and the CCPT II stockholders will each be paid on or about July 19, 2013.

Transfer of Shares

Spirit Realty Capital has chosen American Stock Transfer & Trust Company, LLC (AST) as the combined company’s transfer agent. Pursuant to the terms of the merger agreement, current Spirit Realty Capital shareholders will receive a fixed exchange ratio of 1.9048 CCPT II shares for each share of Spirit Realty Capital common stock owned. It is expected that the stock price for the combined company, when it begins trading on July 18, 2013, will reflect a lower dollar amount resulting from the division of today’s closing share price by the fixed exchange ratio of 1.9048. Although the share price will change, Spirit Realty Capital shareholders received nearly two shares of CCPT II for each share of Spirit Realty Capital. Previous holders of CCPT II received one share of the combined company for each share of CCPT II previously owned.

Advisors

Barclays served as financial advisor to Spirit Realty Capital and Latham & Watkins LLP served as legal advisor to Spirit Realty Capital. Morgan Stanley and UBS Investment Bank served as financial advisors to CCPT II, and Goodwin Procter LLP served as legal advisor to CCPT II. Gleacher & Company served as financial advisor to the Special Committee of CCPT II and Ropes & Gray served as legal advisor to the Special Committee of CCPT II.

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About Spirit Realty Capital

Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. At the close of the merger, Spirit Realty Capital will have an estimated enterprise value of $7.4 billion comprising a diverse portfolio of approximately 1,900 properties across 48 states. Spirit Realty Capital completed its initial public offering in September 2012 and will trade under the symbol “SRC” on the NYSE post-merger. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

About Cole Credit Property Trust II, Inc.

Cole Credit Property Trust II, Inc. was a non-traded, SEC-registered REIT that raised capital from 2005 through 2008 and invested primarily in high-quality real estate net leased to creditworthy necessity retail tenants throughout the United States. CCPT II’s portfolio was managed by Cole Real Estate Investments, Inc. (NYSE: COLE), an industry-leading net-lease REIT that acquires and manages real estate assets leased long-term to a high-quality, diversified tenant base. CCPT II was sponsored by Cole’s private capital business, Cole Capital, a leading sponsor of non-listed REITs.

Forward-Looking and Cautionary Statements

Statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, ability to effectively integrate the two portfolios following the merger, the effects of liquidity for long-term CCPT II investors, and other risk factors discussed in our most recently filed Annual Report on Form 10-K for the year ended December 31, 2012 and other documents as filed by us with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and Spirit Realty Capital assumes no obligations to update or revise any of its forward-looking statements that may be made to reflect events or circumstances after the date these statements were made, except as required by law.

Contacts for Spirit Realty:	Contacts for Cole:
Media:
Michael A. Bender	John Bacon
SVP, Chief Financial Officer	Vice President, Marketing
(480) 315-6634	Cole Real Estate Investments, Inc.
InvestorRelations@spiritrealty.com	(602) 778-6057
john.bacon@ColeREIT.com
Eric Waters
Great Ink Communications
(212) 741-2977 eric.waters@greatink.com

AST Investor Relations:	Cole Capital Shareholder Services
(866) 703-9065	(866) 907-2653
www.colecapital.com